Exhibit 99.1

FOR IMMEDIATE RELEASE

Vertex Pharmaceuticals Reports Second Quarter 2003 Financial Results

Company on Track to Achieve 2003 Goals

Cambridge, MA, July 24, 2003 — Vertex Pharmaceuticals Incorporated (Nasdaq: VRTX) reported financial results today for the three months ended June 30, 2003.

For the quarter ending June 30, 2003, the Company’s net loss, including a charge of $44.1 million associated with restructuring and other expenses, was $89.9 million, or $1.17 per basic and diluted share, compared to a net loss of $21.0 million, or $0.28 per basic and diluted share, in the quarter ending June 30, 2002.

Excluding a charge associated with the Company’s restructuring and other expenses, the loss for the quarter ending June 30, 2003 was $45.8 million, or $0.60 per basic and diluted share, compared to a net loss of $21.0 million, or $0.28 per basic and diluted share, in the quarter ending June 30, 2002.  This increased loss was primarily a result of reduced revenue due to the disposition of certain assets and liabilities of PanVera LLC in the first quarter of 2003, and increased investment to support clinical development of Vertex-driven drug candidates.

Total revenues for the quarter ending June 30, 2003 were $17.6 million, compared to $42.3 million in 2002.  The decrease in revenues was due primarily to the disposition of certain assets and liabilities of PanVera LLC in the first quarter of 2003.

Research and development expenses for the quarter ending June 30, 2003 were $50.7 million, compared to $46.5 million for the second quarter of 2002.  The increased investment in research and development expenses reflects increased clinical activities associated with independent development of drug candidates that are proprietary to Vertex.

Sales, general and administrative expenses for the quarter ending June 30, 2003 were $10.2 million, as compared to $13.3 million for second quarter of 2002.  The decreased expense is due to a reduction in SG&A infrastructure costs due to the disposition of certain assets and liabilities of PanVera LLC in the first quarter of 2003.

Restructuring and other expense for the quarter ending June 30, 2003 was $44.1 million.  This charge includes an estimate of approximately $35 million in anticipated lease restructuring cost, together with $9 million for severance benefits and a write-off of leasehold improvements and other assets in connection with the Company’s restructuring announced on June 10, 2003, as well as certain lease operating costs.  The estimated lease restructuring cost and lease operating costs are related to an agreement Vertex entered into in January 2001, prior to its acquisition of Aurora Biosciences, to lease additional laboratory and office space in the Kendall Square area of Cambridge, Massachusetts.

Other interest expense, net, for the quarter ending June 30, 2003 was $0.9 million.  This compares to other interest income, net, of $3.0 million for the second quarter of 2002, reflecting reduced invested funds as well as lower portfolio yields due to the current interest rate environment.

At June 30, 2003, Vertex had approximately $633 million in cash, cash equivalents and available for sale securities.  Vertex has $315 million in convertible debt due September 2007.

“Vertex is on target to achieve the aggressive milestones we set for 2003,” stated Joshua Boger, Ph.D., Chairman and CEO of Vertex Pharmaceuticals.  “Our organization is highly focused on the clinical advancement of our product pipeline and structured to enable us to achieve our long-term objective of commercializing Vertex-discovered drugs both independently and with partners.”

Dr. Boger continued, “We have important late-stage products which are advancing through development and toward commercialization with our pharmaceutical partners.  Notably, we are looking forward to the approval and launch in the fourth quarter of 2003 of our second marketed product, the HIV protease inhibitor 908, in development with GlaxoSmithKline.  In addition, earlier this month we announced the expansion of the Phase II development program with pralnacasan, our oral ICE inhibitor anti-cytokine therapy.  Our partner Aventis is now conducting parallel Phase II development of pralnacasan in osteoarthritis and rheumatoid arthritis, and recently announced plans to develop pralnacasan in a third major indication – psoriasis.”

Dr. Boger continued, “In the second half of 2003, we expect significant advancement of products and programs that are Vertex-driven.  The data being generated this year from our clinical programs will position us to select and commit to two Vertex-driven drug candidates for full development and commercialization.  We believe the progress we are making in 2003 firmly advances the Vertex pipeline into later stage development and sets Vertex on the path toward becoming a major drug company.”

Non-GAAP Financial Measures

In this press release, Vertex’s financial results are provided both in accordance with generally accepted accounting principles (GAAP) in the United States and using certain non-GAAP financial measures.  In particular, Vertex reports a second quarter loss, excluding a charge in the amount of $44.1 million related to the Company’s restructuring and other expenses, which is a non-GAAP financial measure.  Vertex also provides guidance for a full-year 2003 loss, excluding restructuring and other expenses and the gain on the sale of PanVera LLC technology and product rights, of $140 to $160 million, which is a non-GAAP financial measure.  These results are provided as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help indicate underlying trends in the Company’s business, and uses these non-GAAP financial measures to establish budgets and operational goals that are communicated internally and externally, to manage the Company’s business and to evaluate its performance.

Product Pipeline Update

Product Pipeline Update and 2003 Goals:  Vertex-Driven Programs

Vertex currently is focusing its development resources on advancing several drug candidates in its portfolio of Vertex-driven drug candidates.  Based on the results of clinical development activities in 2003, the Company expects to select two of these drug candidates for full development and commercial launch by Vertex.  Second-quarter 2003 accomplishments include the following:

VX-148:

Vertex completed patient enrollment in a Phase II clinical trial of VX-148, an oral second-generation IMPDH inhibitor for the treatment of psoriasis.  The Company expects to be able to provide top-line results from this study in the second half of 2003.

VX-765:

Vertex began Phase I clinical evaluation of VX-765, an orally active ICE inhibitor targeting inflammatory diseases.  The primary objective of this initial clinical study is to evaluate the safety and tolerability of VX-765, compared to placebo, as well as to assess its pharmacokinetics and pharmacodynamics.  Vertex expects to provide top-line results from this study in the second half of 2003.

VX-702:

Vertex began a Phase IIa pilot study with VX-702, a novel, orally active inhibitor of p38 mitogen-activated protein (MAP) kinase, targeting acute coronary syndromes (ACS).  The study is designed to evaluate the safety and tolerability of VX-702 in patients with unstable angina undergoing percutaneous coronary intervention (PCI).  The study also will evaluate the pharmacokinetics of VX-702 and will include a preliminary assessment of the drug’s clinical activity, as assessed by standard pharmacokinetic measures and biomarkers of inflammation.

VX-950:

Vertex is on track with preclinical activities to enable first-in-human studies with VX-950, an oral hepatitis C virus protease inhibitor.  The Company expects to begin Phase I development of VX-950 in the second half of 2003.

Product Pipeline Update and 2003 Goals:  Partner-Driven Programs

Vertex has a number of novel small molecule drug candidates in development with pharmaceutical partners.  The Company reported important progress with several of these drug candidates in the second quarter, including the following:

908:

Vertex expects that 908 will be approved and launched in the United States in the fourth quarter of 2003 and in European countries beginning in 2004.  In a separate press release issued today, Vertex and GlaxoSmithKline outlined preliminary 48-week data from the CONTEXT study.  Vertex anticipates that additional clinical data from the pivotal program for 908 will be presented in peer-reviewed, scientific forums throughout 2003 and 2004.

VX-385:

In July 2003 at the 2nd International AIDS Society Conference, researchers reported the first details of an investigational HIV protease inhibitor known as 640385 (VX-385), indicating that the compound is highly potent and has in vitro activity against HIV clinical isolates resistant to multiple currently marketed protease inhibitors.  VX-385, now in Phase I clinical evaluation, is the third product candidate to be advanced into clinical development as part of the successful 10-year collaboration between GlaxoSmithKline and Vertex Pharmaceuticals.

Pralnacasan:

Vertex and Aventis are developing the oral ICE inhibitor, pralnacasan, in three major indications.  On July 10, the companies announced the initiation of a 400-patient Phase IIb clinical trial in rheumatoid arthritis.  In April, the companies completed enrollment of a 400-patient clinical trial in osteoarthritis.  In addition, there is a strong rationale for the use of oral ICE inhibition for the treatment of psoriasis, and Vertex and Aventis have recently announced expansion of the development of pralnacasan into this indication.

Addition to Senior Management Team

On July 21, Vertex announced that it had appointed Dr. Peter Mueller to the position of Chief Scientific Officer and Senior Vice President, Drug Discovery and Innovation.  In this role, Dr. Mueller will be responsible for Vertex’s research and drug discovery activities and will direct research strategy across the Company’s Cambridge, San Diego, and Oxford, U.K., sites.  Dr. Mueller joins Vertex from Boehringer Ingelheim Pharmaceuticals, where he was most recently Senior Vice President, Research and Development.

“Vertex has established a strong track record in the discovery and advancement of first-in-class, oral drugs from its global research operations,” said Vicki Sato, Ph.D., President of Vertex Pharmaceuticals. “It is a pleasure to welcome someone of Peter’s caliber to lead our research organization and build upon our strong heritage.”

Full Year 2003 Financial Guidance

This section contains forward-looking guidance about the financial outlook for Vertex Pharmaceuticals.  Financial guidance for 2003 is provided on a basis that excludes the effect of charges associated with the Company’s restructuring and other expenses and the gain on the sale of PanVera LLC’s technology and product rights.

“We are continuing to manage the financial profile of the Company to support our research, development and commercial goals,” said Ian Smith, Chief Financial Officer of Vertex Pharmaceuticals.  “We are committed to the 2003 loss range we stated earlier this year.  We believe our recent restructuring activities provide flexibility for our downstream investments, consistent with our corporate strategy to become a major drug company.”

•                  Vertex expects that the full year 2003 loss will be in the range of $140 million to $160 million, excluding restructuring and other expenses and the gain on the sale of PanVera LLC’s technology and product rights.

•                  Due to the estimated impact of the charge related to restructuring and other expenses, Vertex is revising its estimate for year-end cash, cash equivalents and available for sale securities from in excess of $600 million to in excess of $570 million.

About Vertex

Vertex Pharmaceuticals Incorporated is a global biotechnology company focused on the discovery, development and commercialization of breakthrough drugs for a range of serious diseases.  Both independently and with partners, Vertex is developing 15 small molecule drug candidates to treat viral diseases, inflammation, cancer, autoimmune diseases, neurological disorders and genetic disorders.  Vertex’s first approved product is the HIV protease inhibitor Agenerase® (amprenavir), which Vertex co-promotes with GlaxoSmithKline.  Vertex is headquartered in Cambridge, Massachusetts and has major research sites in San Diego, California and Oxford, U.K.

This press release may contain forward-looking statements, including statements that (i) we will achieve our clinical milestones in 2003; (ii) we will select and commit to two drug candidates from our proprietary portfolio to move forward on the path for approval, launch and commercialization, (iii) we will continue to make progress across our clinical pipeline, including the launch of 908 by the end of the year, (iv) Aventis, Vertex’s collaborator, will initiate clinical studies of pralnacasan in psoriasis, and (v) we expect our total revenue, R&D expense, net income and loss, cash, cash equivalents and available for sale securities to be as set forth above.  While management makes its best efforts to be accurate in making forward-looking statements, such statements are subject to risks and uncertainties that could cause Vertex’s actual results to vary materially.  These risks and uncertainties include, among other things, the risks that Vertex’s internal and external drug development programs will not proceed as planned, that 908 may not obtain regulatory approval or that approval will be delayed, that clinical trials for one or more of Vertex’s drug candidates may not proceed as planned due to technical or patient enrollment issues, that Vertex will be unable to realize its financial objectives due to any number of financial, technical or partnership considerations, and other risks listed under Risk Factors in Vertex’s form 10-K filed with the Securities and Exchange Commission on March 31, 2003.

Agenerase® is a registered trademark of the GlaxoSmithKline group of companies.

Vertex Pharmaceuticals Incorporated

2003 Second Quarter and Six Month Results
Consolidated Statement of Operations Data

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002

Pharmaceutical revenues:
Royalties	$2,020	$2,384	$3,941	$4,858
Collaborative R&D revenues	13,932	18,859	28,000	36,936
Discovery tools and services revenues:
Product sales and royalties	1,107	15,587	6,969	30,797
Service revenues	517	5,500	1,275	10,434
Total revenues	$17,576	$42,330	$40,185	$83,025

Costs and expenses:
Cost of royalty, product and service revenues	1,538	6,462	5,705	15,103
Research and development	50,712	46,546	103,829	93,568
Sales, general & administrative	10,202	13,348	21,654	24,443
Other interest (income)/ expense, net	921	(3,007)	(484)	(7,003)
Total costs and expenses	63,373	63,349	130,704	126,111

Loss excluding gain on sale of assets and restructuring and other expense	$(45,797)	$(21,019)	$(90,519)	$(43,086)

Basic and diluted loss per common share excluding gain on sale of assets and restructuring and other expense	$(0.60)	$(0.28)	$(1.18)	$(0.57)

Restructuring and other expense (Note 1)	$(44,131)	—	$(48,030)	—
Gain on sale of assets (Note 2)	—	—	69,232	—

Net loss	$(89,928)	$(21,019)	$(69,317)	$(43,086)

Basic and diluted net loss per share	$(1.17)	$(0.28)	$(0.91)	$(0.57)

Basic weighted average number of common shares outstanding	76,764	75,660	76,588	75,408

Note 1:   On June 10, 2003 the Company announced a plan to restructure its operations in preparation for investments in advancing major products through clinical development to commercialization.  The restructuring and other expense includes an estimate of anticipated costs associated with the expected restructuring of the lease agreement that the Company entered into in January 2001 for approximately 290,000 square feet of laboratory and office space in Cambridge, Massachusetts.  This expense has been estimated in accordance with FASB 146, “Accounting for Costs Associated with Exit or Disposal Activities.”  For the three and six months ended June 30, 2003, restructuring and other expense includes lease operating expense of approximately $2.1 million and $6 million, respectively, incurred prior to taking the lease restructuring charge.   Also, included in the restructuring expense are costs associated with the reduction in the Company’s workforce, including severance pay, continuation of benefits and outplacement services in addition to write-off of leasehold improvements and other assets.

Note 2:  On March 28, 2003, the Company announced that it had sold certain assets of PanVera LLC to Invitrogen Corporation.  PanVera LLC is included in the Company’s Discovery Tools and Services business segment and provided services and products that accelerate the discovery of new medicines by the pharmaceutical and biopharmaceutical industries.  The sale did not include the instrumentation assets of the Discovery Tools and Services business segment.  The Company recorded a gain on the sale of these net assets of $69.2 million.

Vertex Pharmaceuticals Incorporated

2003 Second Quarter Results

Condensed Consolidated Balance Sheet Data

(In thousands)

(Unaudited)

	June 30, 2003	December 31, 2002
Assets
Cash, cash equivalents and available for sale securities	$633,396	$634,984
Other current assets	15,846	21,588
Property, plant and equipment, net	86,081	95,991
Other noncurrent assets	52,133	63,157
Total assets	$787,456	$815,720

Liabilities and Equity
Current liabilities	$86,521	$64,597
Convertible subordinated notes	315,000	315,000
Long-term obligations	72,418	57,542
Stockholders’ equity	313,517	378,581
Total liabilities and equity	$787,456	$815,720

Conference Call and Webcast: Second Quarter 2003 Financial Results:

Vertext Pharmaceuticals will host a conference call on July 24, 2003 at 5:00 p.m. ET to review financial results and recent developments.  This call will be broadcast via the Internet at www.vrtx.com in the investor center.  Following the live webcast, an archived version will be available on Vertex's website until 5:00 p.m. ET on August 7, 2003.

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Vertex Contacts:

Lynne H. Brum, Vice President, Corporate Development and Communications, (617) 444-6614

Michael Partridge, Director, Corporate Communications, (617) 444-6108

Katie Burns, Manager, Investor Relations, (617) 444-6656

Vertex’s press releases are available at www.vrtx.com.